Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Mark Ties, CFO XATA Corporation 952-707- 5600 mark.ties@xata.com
XATA Reports Second Quarter Fiscal 2009 Results
Earnings per share improved $0.12 per share as revenue grew 39 percent in the second quarter of fiscal 2009
MINNEAPOLIS, May 4, 2009 —XATA Corporation (Nasdaq:XATA), today reported a 39 percent increase in revenue for the second quarter ended March 31, 2009, as revenue increased to $16.9 million from $12.1 million for the same period in fiscal 2008 primarily driven by a 45 percent growth in software revenue. The organic revenue growth, which includes Geologic Solutions, Inc. revenue for the two month period from the date of acquisition to March 31, 2008 and the comparable period in fiscal 2009, was 26 percent for the three months ended March 31, 2009. The company acquired 7 new customers in the second quarter of fiscal 2009.
Software revenue for the second quarter of fiscal 2009, including monthly subscriptions from XATANET and monthly fees from our MobileMax and OpCenter™ product lines, accounted for 50 percent of total revenue compared to 48 percent for the same quarter of fiscal 2008. For the second quarter of fiscal 2009 XATANET software revenue increased by 72 percent compared to the same period of fiscal 2008.
“In challenging economic environments fleet optimization plays a significant role in reducing cost for trucking owners and operators,” said Jay Coughlan, chairman and president of XATA Corporation. “Our second quarter results are indicative of the trucking industry’s demand for software solutions that enhance fleet optimization and lower operating costs while maintaining regulatory compliance.”
Operationally, gross margins as a percent of revenue decreased to 45 percent for the second quarter of fiscal 2009 compared to 46 percent for the same period of fiscal 2008 driven by an 11 percentage point decrease in systems margins. The decrease in systems margins was offset by growth in higher margin software revenue and improved software margin performance. Software margins increased to 72 percent for the second quarter of fiscal 2009 compared to 70 percent for the same period of fiscal 2008.
Selling, general and administrative costs were $5.8 million or 34 percent of revenue and $5.6 million or 46 percent of revenue for the second quarter of fiscal 2009 and 2008, respectively. This slight increase in selling, general and administrative costs for the second quarter of fiscal

2009 was due to increased personnel costs. As a percentage of revenue, selling, general and administrative costs decreased 12 percentage points as result of our continued ability to leverage this cost structure.
Research and development costs were $1.4 million or 8 percent of revenue and $1.1 million or 9 percent of revenue for the second quarter of fiscal 2009 and 2008, respectively. The increase in research and development costs in the second quarter of fiscal 2009 was due to increased personnel costs.
The company reported an improvement in earnings per share for the second quarter of fiscal 2009 of $0.12 per share as net loss to common shareholders improved to $0.4 million, or $0.05 per diluted share, compared to a net loss to common shareholders of $1.4 million, or $0.17 per diluted share for the same period of fiscal 2008. For the second quarter of fiscal 2009, net loss to common shareholders reflects deemed dividends relating to the sale of the Series E preferred stock of $0.5 million, or $0.06 per diluted share.
For the second quarter of fiscal 2009, the company improved EBITDA (earnings before interest (net), taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends) performance by $0.19 per diluted share, reporting EBITDA of $0.20 per diluted share compared to an EBITDA of $0.01 per diluted share for the same period of fiscal 2008.
“We remain focused on our goal of reaching profitability as we just delivered our fifth consecutive EBITDA positive quarter,” said Coughlan. “Excluding the deemed dividends that we incurred associated with the sale of the Series E preferred stock, we would have attained our goal of profitability.”
Non-GAAP vs. GAAP Financials
To supplement the company’s consolidated financial statements presented in accordance with GAAP, the company provides certain non-GAAP measures of financial performance. These non-GAAP measures include EBITDA, which is earnings before interest (net), taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends, and EBITDA per diluted share. The company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.
These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the company’s performance. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in a financial table included below in this press release

About XATA
Based in Minneapolis, MN, XATA Corporation (NASDAQ:XATA) is an expert in optimizing fleet operations by reducing costs and ensuring regulatory compliance for the trucking industry. Our customers have access to vehicle data anywhere, anytime, through XATANET, our fee-based subscription service. Our software and professional services help companies manage fleet operations, enhance driver safety and deliver a higher level of customer satisfaction.  XATA provides expert services to develop the business processes required to deliver the profitability, safety and service level demanded by today’s competitive transportation environments.  Today, XATA systems increase the productivity of approximately 68,500 trucks across North America.  For more information, visit www.xata.com or call 1-800-745-9282.
Cautionary note regarding forward-looking statements.
This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, cost and difficulties we may face in integrating the businesses of XATA and GeoLogic Solutions, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, the ability to establish and maintain strategic partner relationships, and the other factors discussed under “Risk Factors” in Part IA, Item 1 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 (as updated in our subsequent reports filed with the SEC). These reports are available under the “Investors” section of our Web site at www.xata.com and through the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

XATA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Revenue	$16,895	$12,129	$31,538	$19,816

Cost of goods sold	9,263	6,509	16,858	10,914
Selling, general and administrative	5,752	5,593	11,653	8,993
Research and development	1,403	1,105	2,810	2,114

Total costs and expenses	16,418	13,207	31,321	22,021

Operating income (loss)	477	(1,078)	217	(2,205)
Net interest income	33	110	72	241
Net interest expense	(419)	(370)	(869)	(387)

Income (loss) before income taxes	91	(1,338)	(580)	(2,351)
Income tax expense	—	—	—	—

Net income (loss)	91	(1,338)	(580)	(2,351)

Preferred stock dividends and deemed dividends	(534)	(47)	(578)	(137)

Net loss to common shareholders	$(443)	$(1,385)	$(1,158)	$(2,488)

Net loss per common share — basic and diluted	$(0.05)	$(0.17)	$(0.14)	$(0.30)

Weighted average common and common share equivalents
Basic and diluted	8,524	8,306	8,500	8,234

XATA CORPORATION
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	March 31,	September 30,
	2009	2008
	(Unaudited)
Current assets
Cash and cash equivalents	$3,077	$8,904
Accounts receivable, net	9,656	11,365
Inventories	4,022	2,735
Deferred product costs	1,873	1,474
Current portion of investment in sales-type leases	566	768
Prepaid expenses and other current assets	665	691

Total current assets	19,859	25,937

Equipment and leasehold improvements, net	3,802	3,925
Intangible assets, net	11,572	12,420
Goodwill	3,011	3,011
Deferred product costs, non-current	2,967	2,685
Investment in sales-type leases, net of current portion	100	310
Debt financing costs, net	583	708

Total assets	$41,894	$48,996

Current liabilities
Current portion of long-term obligations	$93	$1,845
Accounts payable	5,101	4,394
Accrued liabilities	4,919	6,574
Deferred revenue	5,475	4,996

Total current liabilities	15,588	17,809

Long-term obligations, net of current portion	8,571	16,342
Deferred revenue, non-current	7,502	7,848
Other long-term liabilities	904	805

Total liabilities	32,565	42,804

Shareholders’ equity
Preferred stock	16,764	15,963
Common stock	31,815	28,321
Accumulated deficit	(39,250)	(38,092)

Total shareholders’ equity	9,329	6,192

Total liabilities and shareholders’ equity	$41,894	$48,996

XATA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Net loss to common shareholders	$(443)	$(1,385)	$(1,158)	$(2,488)

Adjustments:
Net interest expense	386	260	797	146
Stock-based compensation	450	501	793	883
Depreciation and amortization expense	753	632	1,486	882
Preferred stock dividends and deemed dividends	534	47	578	137

Total adjustments	2,123	1,440	3,654	2,048

Non-GAAP EBITDA	$1,680	$55	$2,496	$(440)

Non-GAAP EBITDA per diluted share	$0.20	$0.01	$0.29	$(0.05)

Shares used in calculating non-GAAP EBITDA per diluted share	8,524	8,306	8,500	8,234